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                                   EXHIBIT 2.2
                     EMPLOYMENT AGREEMENT DATED JULY 30, 1997
                  BETWEEN STAR TECHNOLOGIES, INC. POWERSCAN, INC.
                             AND JOHN R. MESHINSKY



                              EMPLOYMENT AGREEMENT

         THIS EMPLOYMENT AGREEMENT (this "AGREEMENT"), dated July 30, 1997, between STAR TECHNOLOGIES, INC., a Delaware corporation ("STAR", which unless the context otherwise requires, shall include its wholly-owned subsidiary, the Division (as hereinafter defined)), POWERSCAN, INC., a Delaware corporation (the "Division"), and JOHN R. MESHINSKY ("MR. MESHINSKY").



                             W I T N E S S E T H :

         WHEREAS, Star desires to retain the services of Mr. Meshinsky, and Mr. Meshinsky desires to be employed by Star upon the terms and conditions hereinafter set forth;

         NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

SECTION 1.          EMPLOYMENT

         Star hereby employs Mr. Meshinsky as Executive Vice President of Star and the Division hereby employs Mr. Meshinsky as President of the Division.
Mr. Meshinsky hereby agrees to serve faithfully in such positions and in such other executive positions as shall be reasonably assigned to Mr. Meshinsky by Star's Board of Directors, for the period hereinafter defined; provided, that if any such assignment is to a position unrelated to the business of the Division, Mr. Meshinsky shall have first concurred therewith, and shall not unreasonably withhold such concurrence. Mr. Meshinsky agrees to perform such services customary to such positions as shall from time to time be assigned to him by Star's Board of Directors and, in the absence of such assignment, such services customary to such position as are necessary to the operations of Star. Mr. Meshinsky further agrees to use his commercially reasonable best professional efforts to promote the interests of Star and to devote his full business time and energies during normal business hours to the business and affairs of Star during the Term of Employment (as hereinafter defined).

EMPLOYMENT AGREEMENT

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SECTION 2.  TERM OF EMPLOYMENT

         Mr. Meshinsky's employment hereunder shall be for the period which shall commence on the date hereof and shall end on July 29, 1999 (the "TERM OF EMPLOYMENT"), unless earlier terminated (i) at the option of Star upon 30 days' prior written notice to Mr. Meshinsky, in the event of the inability of Mr. Meshinsky to perform his duties hereunder, whether by reason of injury or illness (physical or mental), incapacitating Mr. Meshinsky for a continuous period exceeding 180 days or (ii) upon the discharge of Mr. Meshinsky by the Board of Directors of Star for cause. Termination for cause may be on account of (a) any material breach by Mr. Meshinsky of the provisions of this Agreement or (b) any acts or conduct inconsistent with the standards of loyalty, integrity or care reasonably required of other executives of Star at a comparable level of management. Upon termination for cause, Mr. Meshinsky shall resign from the boards of Star and the Division if requested to do so by the Board of Directors of Star.

SECTION 3.  COMPENSATION

         3.1      BASE SALARY

         As compensation for services hereunder and in consideration of his agreement not to compete as set forth in Section 4, during the Term of Employment Star shall pay Mr. Meshinsky an annual base salary of $150,000.00, which shall be payable in appropriate installments to conform with the regular payroll dates for salaried personnel of Star or the Division, as the case may be.

         3.2      OTHER BENEFITS

         Mr. Meshinsky will be entitled to substantially similar fringe benefits taken as a whole as he received in his full-time employment during the year immediately preceding the execution of this Agreement. These benefits are as specified on Schedule A hereto. Mr. Meshinsky's participation in any applicable pension or retirement plans shall commence immediately upon commencement of the Term of Employment unless prohibited by law or prejudicial to the tax status of the benefit plan. For purposes of calculation of vacation, sick leave, unpaid leave or other length of service dependent benefits excluding pension, Mr. Meshinsky shall be credited immediately with 12 years of service without regard to accrual of time requirements which may otherwise be applicable. Mr. Meshinsky shall be eligible to participate in any stock option program or employee stock purchase plan to the extent that other executives at a comparable level of management are eligible to participate and without any length of service requirement unless required by law or the failure to impose such requirement would be prejudicial to the tax status of any such program or plan.


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         3.3      PAYMENT UPON EARLY TERMINATION

         (a) In the event of early termination of employment for any reason specified in Section 2, or upon Mr. Meshinsky's death, Star shall no longer be obligated to make any salary payments either directly or indirectly of any kind whatsoever to Mr. Meshinsky or to his estate for the period following the effective date of any such termination, or such death. Any salary earned but not yet paid, however, shall be paid either directly or indirectly by Star to Mr. Meshinsky or to his estate. Upon and after termination of employment for whatever reason specified in Section 2, Mr. Meshinsky shall be entitled to such benefits other than salary payments to which he is entitled under applicable law.

         (b) In the event that Mr. Meshinsky's tenure as a director of Star or the Division is terminated during the Term of Employment except (i) with his consent, (ii) in connection with a termination of employment pursuant to Section 2 or (iii) otherwise for breach of fiduciary duty as a director as determined in accordance with application of the Delaware General Corporation Law, Mr. Meshinsky shall, at his option, be entitled to resign from his employment by Star hereunder with a continuation of his salary and benefits under Sections 3.1 and 3.2 until expiration of the Term of Employment. Any such resignation shall not otherwise affect Mr. Meshinsky's obligations hereunder, including, without limitation, under Section 4.

SECTION 4.  COVENANT NOT TO COMPETE; INTELLECTUAL PROPERTY; CONFIDENTIALITY

         4.1      COVENANT NOT TO COMPETE

         Mr. Meshinsky agrees that during the Term of Employment and for 12 months thereafter, so long as Mr. Meshinsky shall not have been terminated other than for cause, he will not, directly or indirectly:

         (a) Persuade or attempt to persuade any businesses or persons with whom Star has had, or is having, or if Mr. Meshinsky's employment has been terminated, has had within the six months prior to such termination, material business dealings to cease doing business with Star, or to reduce the amount of business it does with Star.

         (b) Persuade or attempt to persuade any potential business interest, which is known or should have been known to him, to which Star has made a formal presentation, or if Mr. Meshinsky's employment has been terminated, has made such a presentation within the six months prior to such termination, or with which Star has been having substantive discussions, or if Mr. Meshinsky's employment has been



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terminated, has had such discussions within the six months prior to such termination, not to do business with Star.

         (c) Solicit for himself or any person other than Star, with respect to any matter or business which is a Competing Business (as defined below), the business of any company which is a business interest of Star, or if Mr. Meshinsky's employment has been terminated, was its business interest within six months prior to the termination of Mr. Meshinsky's employment.

         (d) Persuade or attempt to persuade any employee of Star to leave Star's employ, or persuade or attempt to persuade any employee of Star, or any individual who was its employee during the six months prior to his termination of employment, to become employed by any person other than Star.

         Notwithstanding the above, during the Term of Employment and for 12 months thereafter, Mr. Meshinsky will not, within any jurisdiction in which Star is duly qualified to do business, or within any marketing area in which Star is doing a substantial amount of business, directly or indirectly own, manage, operate, control, be employed by or participate in the ownership, management, operation or control of, or be connected in any manner with, any business that involves or includes (individually or collectively) the design, development, sale, resale, marketing or servicing of (i) high-volume document-image-capture or high-volume document-image-processing computer software or (ii) any other product that during the Term of Employment is designed, developed, sold, resold, marketed or serviced by Star (a "COMPETING BUSINESS"); provided, that, so long as Mr. Meshinsky otherwise complies with the terms of this Section 4.1, he shall not be prohibited from serving as a consultant to end users of the products described in clauses (i) and (ii) above following the expiration of the Term of Employment. For these purposes, Mr. Meshinsky's ownership of securities of a public company not in excess of five percent of any class of such securities shall not be considered to be competition with Star.

         If, at any time, the provisions of this Section 4.1 shall be determined to be invalid or unenforceable, by reason of being vague or unreasonable as to area, duration or scope of activity, this Section 4.1 shall be considered divisible and shall become and be immediately amended to cover only such area, duration and scope of activity as shall be determined to be reasonable and enforceable by the court or other body having jurisdiction over the matter; and Mr. Meshinsky agrees that this Section 4.1 as so amended shall be valid and binding as though any invalid or unenforceable provision has not been included herein.


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         In the event of a violation of Section 4.1 hereof, the remedies of
Star shall include, but shall not be limited to, the right to seek injunctive relief in accordance with Section 7.2.

         4.2      DISCLOSURE AND ASSIGNMENT OF INTELLECTUAL PROPERTY

         Mr. Meshinsky agrees to disclose and hereby assigns to Star all rights to any inventions or discoveries, whether or not patentable, that are conceived, made, developed, built, or reduced to practice, by him solely or jointly with others, during the Term of Employment (or conceived by Mr. Meshinsky before the Term of Employment but made into something, developed, built or reduced to practice, by him solely or jointly with others, during the Term of Employment and that relate to Star's business, actual or demonstrably anticipated research and development or any work performed by Mr. Meshinsky for Star (collectively, the "STAR INTELLECTUAL PROPERTY"). Mr. Meshinsky agrees that all such inventions and discoveries are the sole property of Star.

         Mr. Meshinsky agrees to sign documents and, at Star's expense, to take such other actions as are necessary to transfer complete and exclusive ownership of the Star Intellectual Property to Star. In addition, Mr. Meshinsky will sign such documents as Star from time to time considers advisable in order to apply for patent or copyright protection relating to the Star Intellectual Property in Star's name. Mr. Meshinsky further agrees to cooperate with Star to obtain patent or copyright protection in the United States and foreign countries for any Star Intellectual Property.

         As used in this Agreement, "inventions and discoveries" shall have the broadest meaning and shall include but not be limited to new products, machines, methods, processes, software programs, hardware, improvements, compositions of matter, and designs or configurations.

         4.3      CONFIDENTIALITY

         Mr. Meshinsky agrees that during the Term of Employment and thereafter, except in compliance with legal process, or as required in the performance of his duties hereunder, he will not divulge to anyone (other than persons employed by or designated by Star) any knowledge or information of any type whatsoever of a confidential nature relating to the business of Star or any of its subsidiaries or affiliates, including, without limitation, all types of trade secrets, know-how, inventions, discoveries, marketing information, business strategies, customer lists, and other proprietary business information. For purposes of this provision, all information relating to Star and to Star's business shall be deemed confidential unless the information is generally known and available to the public. Mr. Meshinsky agrees to


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employ all reasonable measures to prevent the unauthorized use by or through him of confidential or proprietary business information. Mr. Meshinsky agrees that in the event he has any doubt as to whether certain information is confidential or proprietary, he will hold the information in the strictest confidence and otherwise treat it as if it were proprietary or confidential. In the event of a violation of this Section 4.3, the remedies of Star shall include, but shall not be limited to, the right to seek injunctive relief in accordance with Section 7.2.

         4.4      RETURN OF INFORMATION

         Upon the termination of his employment for any reason and without the necessity of recourse to legal process, Mr. Meshinsky shall promptly surrender to Star all originals and copies of any document, letter, computer disc or tape, or other papers or instruments in his possession or under his control relating to the operations, business, or affairs of Star or with respect to Mr. Meshinsky's performance of his duties hereunder. Star agrees, upon reasonable notice from Mr. Meshinsky and, to the extent reasonably possible and without the necessity of recourse to legal process, to make available to Mr. Meshinsky such Star records in its possession as may be reasonably requested by Mr. Meshinsky in connection with Mr. Meshinsky's defense of any claim, proceeding or lawsuit arising out of his employment by Star.

SECTION 5.  REIMBURSEMENT OF EXPENSES

         Mr. Meshinsky shall be entitled to be reimbursed for reasonable and customary travel and other expenses incurred in connection with his services to Star pursuant to and during the Term of Employment, provided, however, that such expenses are incurred and accounted for in accordance with the policies and procedures established by Star or the Division.

SECTION 6.  BREACH BY EMPLOYEE

         Both parties recognize that the services to be rendered under this Agreement by Mr. Meshinsky are personal in character, and that in the event of the breach by Mr. Meshinsky of the terms and conditions of this Agreement to be performed by him, or in the event Mr. Meshinsky performs services for any person, firm or corporation engaged in a line of Competing Business with Star, Star shall be entitled, if it so elects, to institute and prosecute proceedings to obtain damages for any breach of this Agreement, or to enforce the specific performance thereof by Mr. Meshinsky, or to enjoin Mr. Meshinsky from performing services for any such other person, firm or corporation.


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SECTION 7.  MISCELLANEOUS

         7.1      GOVERNING LAW

         The interpretation and construction of this Agreement, and all matters relating hereto, shall be governed by the laws of the State of Maryland, excluding its conflict of law rules. All payments hereunder shall be subject to applicable federal, State and local tax withholding requirements.

         7.2      DISPUTE RESOLUTION

         Any dispute, controversy, or claim arising directly or indirectly from this Agreement or from Mr. Meshinsky's employment under this Agreement that cannot be resolved through good faith negotiation, shall be submitted to non-binding mediation conducted by a mutually selected mediator. If a dispute, controversy, or claim is not resolved through mediation, it shall be fully and finally settled by arbitration in the Commonwealth of Virginia in accordance with the Commercial Arbitration Rules of the American Arbitration Association. The arbitration shall be conducted by a single mutually selected arbitrator whose decision shall be final and binding. The arbitrator shall not have authority to award punitive or other non-compensatory damages to either party. The claims that may be arbitrated include, but are not limited to, claims based on contract, fraud, misrepresentation, statute, or tort. In any arbitration under this Agreement, the parties will bear their own attorneys' fees and costs. Either party may enter the arbitrator's award in any court in the Commonwealth of Virginia that has jurisdiction, provided, however, that Star shall be entitled to seek a restraining order or injunction in any court of competent jurisdiction to prevent any continuation of any violation of Sections
4.1 or 4.3 of this Agreement. Mr. Meshinsky hereby consents that such restraining order or injunction may be granted without the necessity of Star's posting any bond, it being acknowledged and agreed that any breach or threatened breach of the provisions of Sections 4.1 or 4.3 will cause irreparable injury to Star and that money damages will not provide an adequate remedy to Star.

         7.3      THIRD-PARTY BENEFICIARIES

         Each party hereto intends that this Agreement shall not benefit or create any right or cause of action in or on behalf of any person other than the parties hereto.


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         7.4      SEVERABILITY

         Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

         7.5      CAPTIONS

         The section captions used herein are for reference purposes only, and shall not in any way affect the meaning or interpretation of this Agreement.

         7.6      NOTICES

         Any notice or other communications required or permitted hereunder shall be in writing and be sufficiently given if delivered in person or sent by facsimile (which provides written confirmation to the sender of its delivery) or by registered or certified mail, postage prepaid, or by overnight courier service, addressed as follows:

                  If to Star, to:

                           Star Technologies, Inc.
                           515 Shaw Road
                           Sterling, Virginia  20166
                           Attention:   Chief Financial Officer
                           Facsimile:   (703) 435-3268

                  with a copy to:

                           Perkins Coie
                           607 Fourteenth Street, N.W.
                           Washington, D.C. 20005
                           Attention:   Corporate Group
                           Facsimile:   (202) 434-1690





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                  and if to the Division, to

                           PowerScan, Inc.
                           c/o Star Technologies, Inc.
                           515 Shaw Road
                           Sterling, Virginia 20166
                           Attention:   Chief Financial Officer
                           Facsimile:   (703) 435-3268

                  with a copy to:

                           Perkins Coie
                           607 Fourteenth Street, N.W.
                           Washington, D.C. 20005
                           Attention:   Corporate Group
                           Facsimile:   (202) 434-1690

                  and if to Mr. Meshinsky, to:

                           Mr. John R. Meshinsky
                           c/o PowerScan, Inc.
                           1151 Seven Locks Road
                           Building A
                           Potomac, Maryland 20854-2905
                           Facsimile:  (301) 385-0280

                  with a copy to:

                           Paley, Rothman, Goldstein, Rosenberg & Cooper, Chartered
                           One Bethesda Center
                           4800 Hampden Lane
                           Bethesda, Maryland 20814
                           Attention:   Albert D. Pailet, Esq.
                           Facsimile:   (301) 654-7354

or such other address as shall be furnished in writing by any party to the others, and such notice or communication shall be deemed to have been given as of the date so delivered, sent by facsimile or mailed.

         7.7      PARTIES IN INTEREST

         This Agreement is a personal contract and, except as specifically set forth herein, the rights and interests of Mr. Meshinsky set forth herein may not be sold,




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transferred, assigned, pledged or hypothecated. The rights and obligations of
Star hereunder shall be binding upon and run in favor of the successors and assigns of Star. In the event of any attempted assignment or transfer of rights hereunder contrary to the provisions hereof, Star shall have no further liability for payments hereunder.

         7.8      COUNTERPARTS

         This Agreement may be executed in one or more counterparts (or upon separate signature pages bound together into one or more counterparts), all of which taken together shall constitute one instrument.

         7.9      WAIVER

         Waiver by either party of any breach or failure to comply with any provision of this Agreement by the other party shall not be construed as, or constitute, a continuing waiver of such provision, or a waiver of any other breach of or failure to comply with any other provisions of this Agreement.

         7.10     ENTIRE AGREEMENT

         This Agreement contains the entire understanding of the parties hereto with respect to the subject matter contained herein. This Agreement supersedes all prior agreements and understandings, whether written or oral, between the parties with respect to such subject matter.

         7.11     AMENDMENTS

         This Agreement may not be amended or modified orally, but only by an amendment in writing signed by both parties.

         7.12     SURVIVORSHIP

         The respective rights and obligations of the parties hereunder shall survive any termination of Mr. Meshinsky's employment to the extent necessary to the intended preservation of such rights and obligations. These shall include, without limitation, the provisions of Sections 2, 4 and 7.2.





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         IN WITNESS WHEREOF, Star and the Division, each by their duly authorized representative, and Mr. Meshinsky, have caused this Employment Agreement to be duly executed on the date first set forth above.

                             STAR TECHNOLOGIES, INC.



                             By  /s/ Robert C. Compton
                                 ---------------------------------------
                                 Name: Robert C. Compton
                                 Title: Chairman of the Board, President
                                         and Chief Executive Officer



                             POWERSCAN, INC.



                             By  /s/ Robert C. Compton
                                 ---------------------------------------
                                 Name: Robert C. Compton
                                 Title: Chairman of the Board



                             /s/  John R. Meshinsky
                             ---------------------------------------
                             John R. Meshinsky


EMPLOYMENT AGREEMENT                                            SIGNATURE PAGE